Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights", "Senior Securities" and "Independent Registered Public Accounting Firm" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information and to the incorporation by reference in Pre-Effective Amendment No. 1 to the Registration Statement of Guggenheim Taxable Municipal Managed Duration Trust (Form N-2; File No. 333-233605) of our report dated July 29, 2019 on the financial statements and financial highlights of Guggenheim Taxable Municipal Managed Duration Trust included in the May 31, 2019 Annual Report to Shareholders.

/s/ Ernst & Young LLP

Tysons, Virginia
October 10, 2019